Exhibit 10.2

Eric B. Miller

Executive Vice President

General Counsel

Chief Risk Officer

December 13, 2013

Mr. Dennis J. Shaughnessy

FTI Consulting, Inc.

777 S. Flagler Drive

Suite 1500 – West Tower

West Palm Beach, FL 33401

Dear Dennis:

Reference is made to the Employment Agreement dated September 20, 2004, as amended by Amendment No. 1 dated April 23, 2007, Amendment No. 2 dated December 31, 2008, Amendment No. 3 dated January 2, 2009, Amendment No. 4 dated June 2, 2010, Amendment No. 5 dated March 8, 2011 and Amendment No. 6 dated December 13, 2011 (collectively, the Employment Agreement”), between you, Dennis J. Shaughnessy (the “Executive”), and FTI Consulting, Inc. (the “Company”), which sets forth the terms and conditions of your employment with the Company.

In order to implement an orderly transition, at the request of the Board of Directors of the Company, the Executive and the Company hereby amend and modify the Employment Agreement to (i) accelerate the expiration of the Employment Term thereof and (ii) set forth the Executive’s intentions and agreements with respect to other positions that he holds with the Company and certain affiliates of the Company, in accordance with this Amendment No. 7 to the Employment Agreement dated December 13, 2013 (this “Amendment”), as follows:

1.	Employment Term. Section 2(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(a) Employment Term. Executive’s full-time employment under the Employment Agreement will begin as of October 8, 2004 (the “Effective Date”) and continue for a term ending effective as at 5:00 p.m. (Eastern Daylight Time) on December 17, 2013 (the “Expiration Time”) or such earlier date as Executive’s employment terminates under Section 9 of the Employment Agreement (the “Employment Term”).

For the avoidance of doubt, the Transition Period (as defined in your Employment Agreement) will commence at the Expiration Time, and Sections 6(a) and 10(b)(vii) concerning benefits continuation shall remain in full force and effect in accordance with their terms.

2 Hamill Road | North Building | Baltimore, MD 21210

T: 410 951 4827 | fticonsulting.com | eric.miller@fticonsulting.com

EXECUTION VERSION

2.	Retention Award. The Company hereby waives and forever releases the obligations of the Executive pursuant to the Employment Agreement, to repay to the Company a pro rata portion of the Retention Award upon termination by the Executive without Good Reason.

3.	Termination by Executive for Good Reason. The Executive hereby acknowledges and agrees that the modification of the Employment Term pursuant to Paragraph 1 of this Amendment shall not constitute the resignation by the Executive for Good Reason.

4.	Resignation as Member of Board of Directors of the Company/Certain Transition Matters. Effective as at the Expiration Time, the Executive hereby resigns and shall immediately no longer hold the position as a director on the Board of Directors (the “Board”) of the Company without the need for further action. The Executive acknowledges that the decision to resign as a director of the Company is the Executive’s unilateral decision and that the Executive has no disagreements with the Board or the Company. The Executive agrees to promptly execute and deliver all other documents and instruments deemed by the Company to be required, necessary or appropriate to evidence Executive’s decision and resignation as a director of the Company. The Executive shall retain his e-mail address, cell phone number, laptop and PDA throughout the Transition Period, and shall be entitled to the use of an office, upon request, as well as secretarial and administrative support with respect to his service during the Transition Period. During the Transition Period, the Executive shall not be assigned to any office outside of the State of Florida for payroll or any other administrative purpose.

5.	Resignation as Officer, Director or Manager of Affiliates of the Company. Effective as at the Expiration Time, Executive hereby resigns and shall immediately no longer hold any position as an officer, director and manager of any affiliates of the Company with which the Executive holds any such positions, and the Executive hereby agrees to promptly execute and deliver all other documents and instruments deemed by the Company to be required, necessary or appropriate to evidence Executive’s resignation as an officer, director and manager of such affiliates of the Company.

6.

Code Section 409A. As a result of the application of Code Section 409A (as defined in the Employment Agreement), the Executive and the Company have agreed, pursuant to Section 22(b) of the Employment Agreement, to delay the payment of the Transition Payments until the date that is the earlier of (i) the expiration of the six (6) month period measured from the Expiration Time and (ii) the date of the Executive’s death (the earlier of the foregoing, the “Delayed

EXECUTION VERSION

Date”). Accordingly, upon the Delayed Date, the Company shall pay the Executive (or the Executive’s beneficiaries or estate, if applicable) the unpaid Transition Period payments from the Expiration Date through the Delayed Date. For the avoidance of doubt, the initial Transition Period payment shall be equal to the sum of $475,000 plus an amount equal to Base Salary for a two week period, less applicable withholdings. All remaining payments shall continue to be made pursuant to the terms of the Employment Agreement.

7.	Affirmation. This Amendment is to be read and construed with the Employment Agreement as constituting one and the same Employment Agreement. Except as specifically amended or modified by this Amendment, all provisions, terms and conditions of the Employment Agreement shall remain in full force and effect.

8.	Defined Terms. All terms not herein defined shall have the meanings ascribed to them in the Employment Agreement.

9.	Acknowledgement. The Executive hereby acknowledges and agrees that this Amendment is a full and accurate statement of the agreement between the parties.

10.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when a counterpart has been signed by each of the parties hereto and delivered to the other. Electronic signatures shall be deemed original signatures for all purposes.

Very truly yours,

/s/ Eric B. Miller

Eric B. Miller

Executive Vice President, General Counsel

and Chief Risk Officer

The above terms and conditions accurately reflect my understanding of the terms and conditions of the amendment to my Employment Agreement with the Company, and I hereby confirm my agreement to the same.

/s/ Dennis J. Shaughnessy
Dennis J. Shaughnessy

Date: 12/13/13

EXECUTION VERSION